UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 20, 2011

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Decoupling proceeding

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Electric utility” under  “Decoupling proceeding”, which is incorporated herein by reference to page 58 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Decoupling is a new method of setting electric rates in Hawaii that is designed to support Hawaii’s efforts to reduce its dependence on imported oil.  Decoupling removes the link between electricity usage and utility revenues.  This aligns the utility with public policy to promote energy efficiency, conservation and clean energy, while continuing to support reliability.  The decoupling mechanism approved by the Public Utilities Commission of the State of Hawaii (PUC) in August 2010, contains (1) a sales decoupling component via a revenue balancing account (RBA), (2) a revenue escalation component via a revenue adjustment mechanism (RAM) and (3) an earnings sharing mechanism. The RBA mechanism provides for revenue adjustments (increases or decreases) between rate cases to account for the difference between the revenues allowed in the most recent rate case (target revenues) and the revenues actually received by the utility. The RAM is intended to provide for changes in revenue requirements between rate cases for inflation-indexed changes in other operation and maintenance (O&M) expenses (other than expenses recovered through surcharges) and to allow for the return on and return of changes in certain elements of rate base (e.g., plant additions excluding plant additions recovered through a surcharge) between rate cases. The RAM is intended to provide more timely recovery of invested capital and O&M costs since some portion of the increased costs between rate cases will be recovered without the need for a rate proceeding. The earnings sharing mechanism provides for a reduction of rates between rate cases in the event the utility exceeds the return on average common equity (ROACE) allowed in its most recent rate case.

In the Final Decision and Order (D&O) in HECO’s 2009 test year rate case issued on December 29, 2010, the PUC approved a reduced ROACE due to decoupling and other new cost recovery mechanisms, and allowed HECO to implement the approved decoupling mechanism. Effective March 1, 2011, HECO established the RBA and started recording the difference between target revenues from its HECO 2009 rate case and actual revenues. On March 31, 2011, HECO submitted its revised tariff to enable the 2011 RAM revenue adjustment of $12.7 million ($4.7 million for O&M costs and $8.0 million for invested capital) for the period from March 1, 2011 (the effective date for decoupling) through December 31, 2011. HECO’s understanding was that, when an interim D&O is issued in its 2011 rate case, the accrual of 2011 RAM revenues would end, and the tariff would be adjusted to reflect the RAM revenue accrual from March 1, 2011 to the effective date of the interim rate increase authorized by the interim D&O. However, the Consumer Advocate submitted comments in April 2011 on HECO’s revised tariff, taking the position that HECO is not entitled to RAM revenues prior to the effective date of the revised tariff of June 1, 2011, and the RAM revenue adjustment would end when an interim D&O is issued in the 2011 rate case.  The Consumer Advocate’s proposed tariff would be based on the annual RAM revenue amount for 2011.  On April 29, 2011, HECO filed its comments to the Consumer Advocate’s proposed tariff stating that the evidence in the record in the decoupling proceeding strongly supports HECO’s position.

On May 20, 2011, the PUC issued an Order approving the Consumer Advocate’s position that HECO is entitled to the RAM revenues when the tariff becomes effective, ordinarily June 1 of a RAM period.  The PUC stated, “the Commission agrees with the Consumer Advocate’s approach, which reduces, but does not entirely eliminate regulatory lag, and is administratively simpler to implement.”  HECO expects to begin accruing and collecting the 2011 RAM adjustment of $15 million in annual revenues, or $1.3 million per month, beginning June 1, 2011, and until such adjustment is superseded by an interim decision in HECO’s 2011 general rate case.  Under this Order, in future non-general rate case years, HECO will accrue and collect 7/12ths of the annual RAM adjusted revenues in one year and the remaining 5/12ths in the following year.  The Company had expected to be able to accrue RAM-adjusted revenues from January 1 of each RAM period.  HECO Oahu’s goal of earning within 100 basis points of its allowed return on equity in 2012 will be more difficult to achieve than expected as a result of this order.  PUC decisions implementing decoupling for Maui Electric Company, Limited and Hawaii Electric Light Company, Inc. are pending.

HEI and HECO intend to continue to use HEI’s website,www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s press releases, SEC filings and public conference calls and webcasts. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: May 23, 2011	Date: May 23, 2011